                                                                     EXHIBIT 2.1







                                 AMENDED AND RESTATED

                               ASSET PURCHASE AGREEMENT


                                        AMONG


                                PATHMARK STORES, INC.


                                  PLAINBRIDGE, INC.


                            C & S WHOLESALE GROCERS, INC.


                                       CSWG LLC


                                         and


                               WOODBRIDGE LOGISTICS LLC



                            Dated as of September 26, 1997

                    AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


          THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of September 26, 1997 (this "Agreement"), is made by and among Pathmark Stores, Inc., a Delaware corporation ("Pathmark"), Plainbridge, Inc., a Delaware corporation wholly owned by Pathmark ("Plainbridge"), C & S Wholesale Grocers, Inc., a Vermont corporation ("C&S"), CSWG LLC, a Delaware limited liability company and wholly owned subsidiary of C&S ("CSWG"), and Woodbridge Logistics LLC, a Delaware limited liability company and wholly owned subsidiary of C&S ("Woodbridge" collectively, together with C&S, CSWG, Pathmark and Plainbridge, the "Parties").


                                 W I T N E S S E T H


          WHEREAS, C&S, CSWG and Woodbridge (collectively, "Purchasers") desire to purchase certain assets of Pathmark and Plainbridge, and Pathmark and Plainbridge desire to sell such assets, on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, at or prior to the Closing herewith, the Parties will enter into the following agreements (the "Related Agreements"): (i) a supply agreement, whereby C&S will supply Pathmark with all of its requirements of groceries, perishables, frozen food and other merchandise in the product categories carried by C&S (the "Supply Agreement"); (ii) an assignment of the existing lease for the Pathmark freezer facility located in Dayton, New Jersey (the "Dayton Facility Assignment"); (iii) an assignment of the existing lease for the Pathmark warehouse facility located in North Brunswick, New Jersey (the "Brunswick Facility Assignment"); and (iv) an assignment of the existing lease for the Pathmark banana ripening facility located in Avenel, New Jersey (the "Banana Ripening Facility Assignment");

          WHEREAS, C&S, Pathmark and Plainbridge entered into the original Asset Purchase Agreement on September 26, 1997 and desire to amend and restate such original Agreement in its entirety as of the date of such original agreement.

          NOW, THEREFORE, in consideration of the promises, warranties, and covenants contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

          Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

               (a)  "Acquired Assets" shall have the meaning specified in
Section 2.1.

               (b)  "Acquired Facilities" shall have the meaning specified in
Section 2.1(f).

               (c) "Actual Cost" means the average amount paid by Pathmark for any item contained in the Transferred Inventory as reflected on Pathmark's books and records, which amount shall not include any earned cash discounts, off-invoice allowances and retail billbacks.

               (d) "Affected Employees" shall mean all individuals who are employed by Pathmark or any of its Affiliates at the Facilities on the date hereof.

               (e) "Affiliate" shall mean, as to any entity, any person or entity that directly or indirectly controls, is controlled by or is under common control with such first entity. For purposes of the foregoing definition, "control" means the power to direct the business policies and affairs of an entity whether by reason of ownership of voting securities, by control or otherwise.

               (f) "Assigned Leases" shall mean the Dayton Facility Lease, the Brunswick Facility Lease, and the Banana Ripening Facility Lease.

               (g) "Assumed Collective Bargaining Agreements" shall mean the collective bargaining agreements listed on Schedule 1.1(g) hereto, true and complete copies of which are attached to such Schedule (other than the agreement covering thirteen clerical employees).

               (h) "Assumed Contracts" shall mean the equipment leases and other contracts itemized on Exhibit A-1 and Exhibit A-2 hereto.

               (i)  "Assumed Liabilities"shall have the meaning specified in
Section 4.1. The amount of each Assumed Liability which is a fixed amount shall be set forth with its respective Assumed Contract on Exhibit A.

               (j) "Banana Ripening Facility" shall mean the Pathmark facility located at Building 5-C, Terminal Way, Avenel, New Jersey.

               (k) "Banana Ripening Facility Assignment" shall have the meaning specified in the preamble to this Agreement.

               (l) "Banana Ripening Facility Lease" shall have the meaning specified in Section 2.1(f).

               (m) "Brunswick Facility" shall mean the Pathmark facility located at Route 130 and Finnegan Lane, North Brunswick, New Jersey.

               (n) "Brunswick Facility Assignment" shall have the meaning specified in the preamble to this Agreement.

               (o) "Brunswick Facility Lease" shall have the meaning specified in Section 2.1(f).

               (p)  "Claim" shall have the meaning specified in Section 10.4.

               (q)  "Closing" shall have  the meaning specified in Section 8.1.

               (r) "Closing Date" shall mean the first day of the Term (as defined in the Supply Agreement).

               (s)  "Contribution Period" shall have the meaning specified in
Section 4.3.

               (t)  "Conveyance Taxes" shall have the meaning specified in
Section 9.6.

               (u) "Dayton Facility" shall mean the Pathmark freezer facility located at 20 Tower Road, Jamesburg Road Corporate Park, Dayton, New Jersey.

               (v) "Dayton Facility Assignment" shall have the meaning specified in the preamble to this Agreement.

               (w)  "Dayton Facility Lease" shall have the meaning specified in
Section 2.1(f).

               (x)  "Dayton Fee Mortgagee" shall have the meaning set forth in
Section 9.9 hereof.

               (y) "Environmental Condition" shall have the meaning specified in Section 10.2(b).

               (z) "Environmental Laws" shall mean all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health or safety in relation thereto, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants.

               (aa) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               (bb)  "ERISA Affiliate" shall have the meaning specified in
Section 4.1.

               (cc) "Estimated Inventory Payment" shall have the meaning specified in Section 9.3

               (dd)  "Excluded Assets" shall have the meaning specified in
Section 2.1.

               (ee)  "Excluded Liabilities" shall have the meaning specified in
Section 4.1.

               (ff) "Facilities" shall mean the Grocery Facilities and Dayton Facility.

               (gg)  "Frozen Food Assets" shall have the meaning specified in
Section 2.1(d).


               (hh) "GAAP" shall mean generally accepted accounting principles as of the date hereof.

               (ii) "Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

               (jj)  "Grocery Assets" shall have the meaning specified in
Section 2.1(c).

               (kk)  "Grocery Facilities" shall mean the following facilities of
Plainbridge: (i) the Woodbridge Facility, (ii) the Brunswick Facility and (iii) the Banana Ripening Facility.

               (ll) "Hazardous Substances" shall mean any toxic, hazardous, radioactive, caustic or dangerous substances, wastes, pollutants or contaminants or any other substances that are defined as any of the above by, or regulated as such under, any Environmental Law, including, without limitation, petroleum and asbestos.

               (mm) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (nn) "Improvements" shall mean all buildings, structures and other improvements (except paved parking areas) included within each Acquired Facility.

               (oo) "Incremental Facility Use Expenses" shall mean any incremental cost, expense or liability (including, without limitation, any rental payment for temporary facilities or replacement facilities (if Pathmark or Plainbridge is unable to deliver an Acquired Facility), severance payment, additional labor or transportation cost or similar charge) that C&S reasonably incurs in order to perform its obligations under the Supply Agreement as a result, directly or indirectly, of Pathmark's or Plainbridge's failure to deliver at Closing the full use of the Facilities (including, without limitation, due to remediation, casualty or destruction of any Facility) and which incremental cost, expense or liability would not have been incurred had such Facility been fully and completely available for use by Purchasers.

               (pp) "Indemnitee" shall mean any of the Purchasers Indemnitees or Pathmark Indemnitees.

               (qq)  "Inventory List" shall have the meaning specified in
Section 9.3.

               (rr)  "ISRA" shall have the meaning specified in Section 9.8.

               (ss)  "ISRA Clearance" shall have the meaning specified in
Section 9.8.

               (tt) "Liens" shall mean any lien, charge, claim, pledge, covenant, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, restriction, reservation, reversion, license, security agreement, option, right to purchase or other encumbrance, other than the Permitted Encumbrances.

               (uu)  "Loss" shall have the meaning specified in Section 13.6.

               (vv)  "Losses" shall have the meaning specified in Section 10.2.

               (ww) "Multiemployer Pension Plans" shall have the meaning specified in Section 5.1(n).

               (xx)  "NJDEP" shall have the meaning specified in Section 9.8.

               (yy) "Non-Applicability Letter" shall have the meaning specified in Section 9.8.

               (zz)  "Operations" shall have the meaning specified in Section
4.3.

               (aaa) "Out-of-Code Merchandise" shall mean merchandise that C&S cannot reasonably sell and deliver to C&S' customers with at least sixty (60) days remaining on the manufacturer's recommended shelf life for the product.

               (bbb)  "Pathmark Indemnitee" shall have the meaning specified in
Section 10.3.

               (ccc)  "Pathmark Indemnitees" shall have the meaning specified in
Section 10.3.

               (ddd)  "PBGC" shall have the meaning specified in Section 4.3.

               (eee) "Permitted Encumbrances" shall mean, with respect to the Woodbridge Facility: (a) such state of facts as shown on that certain ALTA/ASCM Land Title Survey prepared by St. Louis & Mazurek, dated August 25, 1997 and referred to as job number 85044, or any update thereof dated up to the Closing Date; (b) agreements, easements, rights of way, rights of access or entry, conditions, covenants, and restrictions of record, if any, specifically shown on title insurance commitment dated August 26, 1997, prepared by First American Title Insurance Company of New York under its title number 135-NJ-22371 (GLA-156376) and (c) any other matters of record which do not materially interfere with the present use of the Woodbridge Facility; and with respect to all of the

Acquired Facilities:  (a) Liens for Taxes that are not yet due or payable; and
(b) any municipal ordinances or governmental rules and regulations affecting the use or condition of any Acquired Facility, including, without limitation, zoning and land use ordinances; and in addition to the foregoing, with respect to the Assigned Leases only, all matters to which such leasehold interests of Pathmark are subject.

               (fff)  "Property Payment" shall have the meaning specified in
Section 3.1(b).

               (ggg)  "Purchase Price" shall have the meaning specified in
Section 3.1(a).

               (hhh)  "Purchased Property" shall mean the items specified in
Section 2.1(c) and 2.1(d).

               (iii)  "Purchaser Indemnitee" shall have the meaning specified in
Section 10.2.

               (jjj) "Purchasers Indemnitees" shall have the meaning specified in Section 10.2.

               (kkk)  "Readily Saleable Merchandise" shall mean merchandise that
(i) is not Out-Of-Code and (ii) in C&S' reasonable judgment based upon C&S' previous experience, C&S can resell promptly without discounts.

               (lll) "Related Agreements" shall have the meaning specified in the preamble to this Agreement.

               (mmm) "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

               (nnn)  "Rent" shall have the meaning specified in Section 9.7(b).

               (ooo)  "Retained Acreage" shall have the meaning specified in
Section 7.1(n).

               (ppp) "Supply Agreement" shall have the meaning specified in the preamble to this Agreement.

               (qqq) "Tax" shall mean any foreign, federal, state or local income, gross receipts, franchise, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation, litter control, or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

               (rrr) "Tax Return" shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

               (sss)  "Third Party Claim" shall have the meaning specified in
Section 10.4.

               (ttt)  "Title Company" shall have the meaning specified in
Section 7.1(g).

               (uuu) "Transferred Inventory" shall mean the inventory specified in Section 2.1(a).

               (vvv)  "Utility Charges" shall have the meaning specified in
Section 9.7(a)(ii).


               (www)  "Woodbridge Facility" shall have the meaning specified in
Section 2.1(e).

               (xxx) "Woodbridge Remediation" shall have the meaning specified in Section 13.8(a).


                                      ARTICLE II

                          CONVEYANCE OF THE ACQUIRED ASSETS

          Section 2.1 Acquired Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Pathmark and Plainbridge, as applicable, shall sell, transfer, assign, convey, and deliver to Purchasers (as designated by Purchasers), and Purchasers shall purchase, accept, and acquire from Pathmark and Plainbridge, as applicable, free and clear of any and all Liens, all of the right, title and interest of Pathmark and Plainbridge, as applicable, in and to the following assets (collectively, the "Acquired Assets"), except for the assets listed on Schedule 2.1 hereto (the "Excluded Assets"):

               (a) Readily Saleable Merchandise remaining on the Closing Date after Pathmark has reduced the inventory level to a level as low as reasonably practicable while maintaining adequate service levels, which shall not exceed (including "price break" inventory) 2,825,000 cases collectively at the Grocery Facilities and at the Dayton Facility (collectively, the "Transferred Inventory"), but Pathmark and Plainbridge will have no "external price-break" inventory;

               (b) All of Pathmark's rights and benefits under the Assumed Contracts and the Assumed Collective Bargaining Agreements;

               (c) All machinery, equipment (including, without limitation, all computers located in or at the Grocery Facilities), office materials, tools, pallets, spare parts, supplies and all other tangible personal property located in and at the Grocery Facilities or otherwise primarily benefitting the Grocery Facilities, and the leasehold improvements currently in, on, or attached to the Grocery Facilities including, without limitation, the equipment itemized on Exhibit B hereto and the racks at or attached to each of the Grocery Facilities and all parking lot improvements (collectively, the "Grocery Assets"). A list of all leasehold improvements at the Grocery Facilities is attached hereto as Exhibit B;

               (d) All machinery, equipment (including, without limitation, all computers located in or at the Dayton Facility), office materials, tools, pallets, spare parts, supplies and all other tangible personal property located in and at the Dayton Facility or otherwise primarily benefitting the Dayton Facility, and the leasehold improvements currently in, on or attached to the Dayton Facility including, without limitation, the equipment itemized on Exhibit B hereto and the racks at or attached to the Dayton Facility and all parking lot improvements (collectively, the "Frozen Food Assets"). A list of all leasehold improvements at the Dayton Facility is attached hereto as Exhibit B;

               (e) All of Plainbridge's right, title and interest in and to certain real property more particularly described in Exhibit D hereto located in Woodbridge, Middlesex County, New Jersey, including all structures and improvements thereon, all easements, rights-of-way, privileges, zoning and development rights and other rights and benefits, if any, which are appurtenant to such real property, and all right, title and interest of Plainbridge in and to any gaps, strips or gores adjoining or adjacent to such real property and in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property (the "Woodbridge Facility"); and

               (f) All of Pathmark's right, title and interest (i) as tenant under (A) that certain Lease dated June 15, 1994 by Dayton Properties Associates, as landlord, and Pathmark, as tenant, relating to the Dayton Facility, as amended by First Amendment to Lease dated January 16, 1995 (the "Dayton Facility Lease"), and (B) that certain Four Party Agreement among Dayton Properties Associates, DKM Properties Corp., Dayton Property Owners Association, and Pathmark dated June 15, 1994; (ii) as tenant under that certain Net Lease dated March 11, 1996 by Finnegan Lane Associates, as landlord, and Pathmark, as tenant (the "Brunswick Facility Lease") relating to the Brunswick Facility; and (iii) as tenant under that certain Agreement of Lease dated October 1, 1983 by Eden Wood Corporation, as landlord, and Pathmark (formerly known as Supermarkets General Corporation), as tenant, as amended by Renewal Agreement and Lease Amendment dated April 30, 1993, (the "Banana Ripening Facility Lease"; together with the Dayton Facility Lease, the Brunswick Facility Lease and the Woodbridge Facility, collectively referred to herein as the "Acquired Facilities"). Notwithstanding anything to the contrary in this Agreement, Plainbridge's sale of the Woodbridge Facility and Pathmark's assignment of its interests under the Assigned Leases to CSWG will be made subject to the Permitted Encumbrances.


                                     ARTICLE III

                                    PURCHASE PRICE

          Section 3.1  Purchase Price; Payment.

               (a) The aggregate purchase price for the Acquired Assets (the "Purchase Price") shall be the amount of:

          (i) the aggregate amount of Pathmark's Actual Cost for the Transferred Inventory as of the Closing Date as calculated in accordance with
Section 9.3 hereof; plus

          (ii)  $28,830,500 for the Acquired Facilities; plus

          (iii) $10,000,000 for the Grocery Assets and the Frozen Food Assets, less (x) the portion of the Assumed Liabilities that as of Closing constitute indebtedness on the books of Pathmark or Plainbridge under GAAP and (y) the net present value (at a 7 1/4% discount rate) of the payments to be made under the operating leases set forth on page two of Exhibit A; provided however, if the Brunswick Facility is not assigned to Purchasers, Purchasers shall have the right not to purchase the Acquired

Assets located at the Brunswick Facility and the Purchase Price shall be reduced by the pro rata portion of such Assets which are not purchased; plus

          (iv) $21,000,000 for goodwill associated with the Acquired Assets and Acquired Facilities.

               (b) At the Closing Purchasers shall pay to Pathmark, in immediately available funds, (x) 95% of the amount referred to in Subsection 3.1(a)(i), (y) the amount referred to in Subsection 3.1(a)(iii) (the "Property Payment") and (z) the amount referred to in Subsection 3.1(a)(iv). At the Closing, Purchasers shall also pay to Plainbridge, in immediately available funds, $27,690,500 as partial payment of the sum due under Section 3.1(a)(ii), with the remaining $1,140,000 of the sum set forth in Section 3.1(a)(ii) (the "Holdback Amount") being retained by Purchasers until substantial completion of those activities listed on Schedule 3.1(b) hereto. Within 10 days after the completion of the activities listed on Schedule 3.1(b), Purchasers shall pay to Plainbridge, in immediately available funds, the Holdback Amount. If Purchasers fail to pay when due any portion of the Holdback Amount, interest will accrue on the Holdback Amount from and after such failure at the rate of 12.625% per annum. No later than 3:00 p.m. (New York time) on the seventh day following the Closing Date, the applicable party shall pay to other party, in immediately available funds, the remaining portion of the monies due to Pathmark under
Section 3.1(a)(i) hereof determined in accordance with the provisions of Section
9.3 hereof.

               (c) The Purchase Price shall be allocated among the Acquired Assets as specified in Schedule 3.1(c) attached hereto.


                                      ARTICLE IV

                                     LIABILITIES

          Section 4.1 Excluded Liabilities. Except for the liabilities and obligations with respect to the Assumed Contracts, the Assumed Collective Bargaining

Agreements (subject to Pathmark's and Plainbridge's obligation to pay accrued vacation and sick time pursuant to Section 6.1) and the Assigned Leases (the "Assumed Liabilities") and the ERISA Section 4204 Obligation described in
Section 4.3 hereof, Purchasers will not assume any liabilities or obligations arising out of or in connection with or otherwise related to the Acquired Assets existing on the date of the Closing or arising after the Closing in connection with or as a result of the ownership of the Acquired Assets by Pathmark or Plainbridge prior to the Closing (whether absolute, accrued, contingent, known or unknown or otherwise, and whether filed or asserted prior to or after the Closing Date) (the "Excluded Liabilities"), including, without limitation, any liabilities or obligations with respect to employee matters, products liability, environmental matters, litigation with respect to the Acquired Assets, or any other liabilities, including, without limitation, any liability attributable to or incurred by Pathmark or Plainbridge arising from, or relating to, any collective bargaining agreement, bonus, incentive, deferred compensation, insurance, severance, termination, retention, change of control, employment, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance, vacation, retiree benefit plan, program, agreement or arrangement (except to the extent paid for by Pathmark or Plainbridge under Section 6.1 hereof) (including, without limitation, any "employee benefit plan" as defined in ERISA Section 3(3), sponsored, maintained, contributed to or required to be contributed to by Pathmark or any trade or business which together with Pathmark would be deemed a "single employer" within the meaning of
Section 4001 of ERISA (each, an "ERISA Affiliate"), for the benefit of any current or former employee of Pathmark or any of its Affiliates.

          Section 4.2 Assumed Liabilities. Subject to the assignment of the Assumed Contracts, the Assumed Collective Bargaining Agreements and the Assigned Leases, effective at Closing, (i) Woodbridge will assume all of Pathmark's obligations arising on or after the Closing Date under the Assumed Contracts listed on Exhibit A-1 and the Assumed Collective Bargaining Agreements (subject to Pathmark's and Plainbridge's obligation to pay accrued vacation, personal days and sick time pursuant to Section 6.1) and (ii) CSWG will assume all of Pathmark's obligations arising on or after the Closing Date under the Assumed Contracts listed on Exhibit A-2 and (iii) C&S will assume all of Pathmark's obligations arising on or after the Closing Date under the Assigned Leases. If C&S, CSWG or Woodbridge is willing to assume a contract, agreement or lease pursuant to the terms of this Agreement and consent by any party whose consent to such assumption is required is not given, then Purchasers shall have no liability in connection with such contract, agreement or lease and shall not be in breach of this Agreement.

          Section 4.3  ERISA Section 4204 Obligation.

          (1) Immediately after the Closing Date, Woodbridge shall make contributions to each Multiemployer Pension Plan, in accordance with the Assumed Collective Bargaining Agreements, for substantially the same number of contribution base units for which Pathmark or Plainbridge had an obligation to contribute with respect to the operations covering such Affected Employees (the "Operations"). Nothing in this paragraph shall impair or limit Woodbrdge's, right to discharge, lay off or hire employees or otherwise to manage the operations of the Acquired Assets, including but not limited to the right to amend, revise or terminate any collective bargaining agreement currently in effect and, as a consequence, reduce to any extent the number of contribution base units with respect to which Woodbridge has an obligation to contribute to any Plan; provided that if, as a result of any such action by Woodbridge, Pathmark or Plainbridge incurs, with respect to operations, any withdrawal liability under any Multiemployer Pension Plan and the Supply Agreement has not been terminated by Pathmark (other than as a result of C&S' default) or by C&S as a result of a default by Pathmark, then Woodbridge shall indemnify, defend and hold Pathmark and its ERISA Affiliates harmless from and against any such liability and all related costs and expenses including reasonable attorneys' fees, offsetting any amounts paid to, on behalf of, or for the benefit of Pathmark against amounts to be paid by C&S to Pathmark, all as set forth in Sec-tion 4.10(b)(ii) of the Supply Agreement. Pathmark and Plainbridge shall retain liability for, and shall pay when due, any contributions required to be made by them with respect to the Multiemployer Pension Plans under the applicable collective bargaining agreements with respect to the period preceding the Closing Date.

          (2) Subject to Subsection 4.3(5), during the period commencing on the first day of the plan year following the Closing Date and ending on the expiration of the fifth such plan year (the "Contribution Period"), Woodbridge shall provide to each Multiemployer Pension Plan either a bond, letter of credit or an escrow in an amount and manner meeting the requirements of section 4204 of ERISA. Notwithstanding anything contained in this Subsection 4.3(2) to the contrary, Woodbridge shall not be obligated to provide any bond, letter of credit or escrow required herein in the event and to the extent Woodbridge obtains from the Pension Benefit Guaranty Corporation (the "PBGC") a proper variance or exemption under section 4204(c) of ERISA and the applicable regulations thereunder, provided any and all requirements of said variance or exemption are met. Pathmark agrees to cooperate with Woodbridge in connection with any application for such a variance or exemption made by Woodbridge to the PBGC. Subject to Subsection 4.3(5), the cost of any bond, letter of credit or escrow provided under this Subsection 4.3(2) shall be paid by Pathmark.

          (3) From and after the Closing Date until final determination, Pathmark authorizes Woodbridge to initiate arbitration, litigation or to do any other act which Woodbridge deems, in its discretion appropriate in order to reduce or eliminate any withdrawal liability or any escrow or bonding requirement imposed by any of the Multiemployer Pension Plans which Woodbridge is required to satisfy under the terms of this Section 4.3. Pathmark agrees to reasonably assist Woodbridge, at the sole cost and expense of Woodbridge, in any proceedings commenced in accordance with this Subsection 4.3(3).

          (4) If Woodbridge at any time withdraws from any of the Multiemployer Pension Plans in a complete or partial withdrawal with respect to the Acquired Assets during the Contribution Period, Pathmark shall be secondarily liable for any withdrawal liability Pathmark would have had to the Plan with respect to the Acquired Assets (but for the provisions of section 4204 of ERISA) if the withdrawal liability of Woodbridge with respect to such Multiemployer Pension Plan is not paid. Woodbridge agrees to provide Pathmark with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability contemplated by this Section 4.3, and in any event Woodbridge shall immediately furnish Pathmark with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Pension Plans, together with all the pertinent details. If any such withdrawal liability shall be assessed against Woodbridge, Woodbridge further agrees to provide Pathmark with reasonable advance notice of any intention on the part of Woodbridge not to make full payment of any withdrawal liability when the same shall become due.

          (5) With respect to any Multiemployer Pension Plans to which Pathmark or Plainbridge would have incurred a complete withdrawal as a result of the transactions contemplated by this Agreement, Woodbridge shall not be required to provide a bond, letter of credit, escrow or other security pursuant to Subsection 4.3(2) or section 4204 of ERISA if no withdrawal liability (after giving effect to the de minimis rules under section 4209 of ERISA) would be assessed against Pathmark or Plainbridge with respect to such plan. With respect to any Multiemployer Pension Plan as to which Pathmark would not have incurred a complete withdrawal as a result of the transactions contemplated by this Agreement, Woodbridge shall not be required to pay the cost of providing a bond, letter of credit, escrow or other security pursuant to Subsection 4.3(2) hereof or section 4204 of ERISA if no withdrawal liability (after giving effect to the de minimis rules of section 4209 of ERISA) would have been assessed against Pathmark with respect to such plan if Pathmark had completely withdrawn from such plan; Woodbridge shall, however, at the request and with the cooperation of Pathmark, use its best efforts to obtain from the affected Multiemployer Pension Plan or PBGC a variance or exemption under section 4204(c) of

ERISA from such security requirement. Any bond, letter of credit, escrow or other security the cost of which Woodbridge is not required to pay pursuant to the preceding sentence, and Pathmark does not pay, shall not be required to be provided pursuant to Subsection 4.3(2).


                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES

          Section 5.1 Representations and Warranties of Pathmark and Plainbridge. Pathmark and Plainbridge each represent and warrant to each Purchaser, jointly and severally, as follows:

               (a) Organization; Standing. Each of Pathmark and Plainbridge is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

               (b) Authority; Binding Effect. Each of Pathmark and Plainbridge has the requisite corporate power and corporate authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Pathmark and Plainbridge, and no other corporate action or proceeding on the part of Pathmark or Plainbridge is required to authorize the execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement. This Agreement has been duly executed and delivered by each of Pathmark and Plainbridge, and is the valid and binding obligation of each of Pathmark and Plainbridge, enforceable against Pathmark and Plainbridge in accordance with its terms.

               (c) Equipment Leases. Except as set forth on Exhibit A, all material equipment leases which form a part of the Assumed Contracts itemized on Exhibit

A annexed hereto are capitalized on the books of Pathmark or Plainbridge.

               (d) Title. Other than for the Acquired Facilities, Pathmark has good title to the Acquired Assets, free and clear of any and all Liens.

               (e)  Title to the Acquired Facilities.

           (i) (A) Plainbridge has good, valid and marketable title to the Woodbridge Facility subject only to Permitted Encumbrances; (B) Pathmark owns the leasehold interest in the Assigned Leases free and clear of all Liens (other than any Liens that may be paid or released at Closing);

          (ii) except as stated in any Assigned Lease, neither Pathmark nor Plainbridge is a party to, or, to its knowledge, is obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Acquired Facilities or any portion thereof or interest therein to any person or entity other than Purchasers;

          (iii) except as may be provided in the documents, instruments and other items referred to in the definition of Permitted Encumbrances, there is no contract or agreement to which Pathmark or Plainbridge is a party, other than the Assumed Contracts and the Assigned Leases affecting any of the Acquired Facilities for which any Purchaser will be responsible or liable after Closing, or which are not terminable on thirty (30) days notice without premium or penalty;

          (iv) there are no leases or other occupancy agreements to which Pathmark or Plainbridge is a party, pursuant to which any persons or entities other than Pathmark or Plainbridge have a possessory interest in any of the Acquired Facilities;

          (v) neither Pathmark nor Plainbridge has received any written notice of any pending, threatened or contemplated condemnation proceeding affecting any of the Acquired Facilities or any part thereof or of any sale or other disposition of any of the Acquired Facilities or any part thereof in lieu of condemnation;

          (vi) after giving effect to Section 7.1(n), to the best of Pathmark's and Plainbridge's knowledge, each of the parcels included in the Woodbridge Facility is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land, buildings, structures or other improvements not included in the Acquired Assets or Woodbridge Facility.
Exhibit F annexed hereto sets forth copies of the most recent Tax bills received by Pathmark or Plainbridge for each and every such parcel within the Acquired Facilities and sets forth with respect to each such parcel in such year if, to Pathmark's or Plainbridge's knowledge, certiorari proceedings were instituted and, if so, whether the same are pending or have been adjudicated or settled (and if adjudicated or settled, the terms of such judgment or settlement). To Pathmark's and Plainbridge's knowledge, the assessment of each Improvement on each Acquired Facility reflects the current state of completion and condition of such Improvement;

          (vii) neither Pathmark nor Plainbridge has received any written notices from any Governmental Authority stating or alleging that any Improvements have not been constructed in compliance with law or are being operated in violation of applicable law;

          (viii) except as disclosed in the environmental studies delivered to Purchasers, no written notice has been received by Pathmark or Plainbridge from any Governmental Authority requiring or advising as to the need for any repair, alteration, restoration or improvement in connection with each Acquired Facility.

          (ix) as to the Dayton Facility, the Brunswick Facility and the Banana Ripening Facility:

          (1) the Dayton Facility Lease, the Brunswick Facility Lease, and the Banana Ripening Facility Lease (collectively, the "Assigned Leases") are in full force and effect and neither Pathmark nor Plainbridge has received any notice, written or otherwise, that any default, or condition which with the passage of time would constitute a default, exists under the Assigned Leases, except such notices as to which the alleged defaults have been cured or otherwise resolved;

          (2) true, correct and complete copies of the Assigned Leases are annexed hereto as Exhibit G-1, G-2, and G-3 and such Assigned Leases have not been amended or modified except as set forth therein;

          (3) other than for the Brunswick Facility Assignment and the Banana Ripening Facility Assignment, no consent by the landlord under the Assigned Leases is required for the assignment contemplated hereby;

          (4) Pathmark has a non-disturbance agreement with the Dayton Fee Mortgagee with respect to the Dayton Facility Lease; and

          (5) the leasehold interest of Pathmark and Plainbridge in the Assigned Leases has not been pledged by Pathmark or Plainbridge and is not subject to any Lien.

               (f) Inventory Statements. Prior to Closing Date, Pathmark will deliver to Purchasers the Inventory List which will accurately and fairly reflect in all material respects the Actual Cost of the Transferred Inventory.

               (g) Inventory Quality. All of the Transferred Inventory shall, as of the Closing Date, be: (i) Readily Saleable Merchandise; (ii) in conformity with warranties given by C&S to Pathmark under the Supply Agreement, and (iii) not subject to recall by the manufacturer or distributor or any governmental or regulatory agency and not be the subject of any notice by any such governmental or regulatory agency not to distribute such product.

               (h) Quality of Purchased Property. The Purchased Property taken as a whole is in all material respects in satisfactory condition and repair for its continued use as it has been used, and adequate in all material respects for the continued conduct of the business to which it relates.

               (i) Litigation. There is no claim, action, suit, proceeding, investigation, or inquiry by or before any court of competent jurisdiction or governmental or regulatory agency, whether at law or in equity, pending or, to Pathmark's or Plainbridge's knowledge, threatened by or against Pathmark or any of its Affiliates with respect to, or affecting, the Acquired Assets, or which challenges or otherwise questions this Agreement, or any action taken or to be taken pursuant hereto or in connection with the purchase and sale of the Acquired Assets, and there is no judgment, order or decree of court of competent jurisdiction or governmental or regulatory agency with respect to the Acquired Assets.

               (j) Absence of Conflicting Agreements. The execution and delivery by each of Pathmark and Plainbridge of this Agreement does not, and the performance by each of Pathmark and Plainbridge of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or by-laws, in each case as currently in effect, of Pathmark or Plainbridge, (ii) conflict with or violate any law applicable to Pathmark or Plainbridge or by or to which Pathmark or Plainbridge is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to any person or entity any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the Acquired Assets under, any note, bond, mortgage, indenture, contract, agreement, arrangement, commitment, lease, license, permit, franchise or other instrument or obligation to which Pathmark or Plainbridge is a party or by or to which Pathmark or Plainbridge is bound or subject or which relate to the Acquired Assets (other than any Liens that are being paid off or otherwise released at the time of Closing).

               (k) No Consents Required. Except for the leases set forth on the first page of Exhibit A and the consents required by the landlords under the Brunswick Facility Lease and the Banana Ripening Facility Lease, no consent, approval, waiver, license, order, authorization, governmental consent or permit of, or registration, declaration, or filing with, or notice to, any Governmental Authority or any other person or entity, except such filings, permits, consents or approvals as may be required under the HSR Act, is required in connection with the execution, delivery, and performance by Pathmark or Plainbridge of this Agreement, or the consummation by Pathmark or Plainbridge of the transactions contemplated hereby.

               (l) Absence of Liabilities. Neither Pathmark nor Plainbridge has any material liabilities or obligations arising from or relating to the Acquired Assets and the business and operations conducted in connection therewith (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for liabilities or obligations disclosed in the studies referred to in Section 5.1(m)(iii) and other liabilities and obligations incurred in the ordinary course of business consistent with past practice, which ordinary course liabilities (other than Assumed Liabilities) shall be retained by Pathmark or Plainbridge, as applicable.

               (m)  Environmental Protection.

          (i) To the knowledge of Pathmark and Plainbridge, Pathmark and its Affiliates have obtained all permits, licenses and other authorizations which are required under the Environmental Laws for the ownership, use and operation of the Dayton Facility, the Grocery Facilities and the Acquired Assets; all such permits, licenses and authorizations are in effect; no appeal or any other action is pending to revoke any such permit, license or authorization; and Pathmark and its Affiliates are in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations.

          (ii) To the knowledge of Pathmark and Plainbridge, Pathmark and its Affiliates are in compli-ance in all material respects with all Environmental
Laws with respect to the operations and activities of the Dayton Facility, the Grocery Facilities and Acquired Assets.

          (iii) Pathmark and its Affiliates have delivered to Purchasers true and complete copies of any environmental studies made in the last five years relating to the Dayton Facility, the Grocery Facilities and the Acquired Assets.

          (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or, to the knowledge of Pathmark or Plainbridge, threatened against or involving the Dayton Facility, the Grocery Facilities or the Acquired Assets that relate in any way to the Environmental Laws or any order, decree, judgment, injunction, notice or demand letter issued to Pathmark or Plainbridge thereunder. Except as set forth in the environmental studies delivered to Purchasers, neither Pathmark nor any of its Affiliates has received any written notice or order affecting the Dayton Facility, the Grocery Facilities or the Acquired Assets from any Governmental Authority or other third party advising Pathmark or any of its Affiliates that they are responsible or potentially responsible for cleanup or paying the cost of cleanup of any Hazardous Substances and Pathmark or any of its Affiliates have not entered into any agreements concerning any such cleanup.

          (v) Except as set forth in the environmental studies delivered to Purchasers, to the knowledge of Pathmark and Plainbridge, Pathmark and its Affiliates have not Released, discharged, buried, dumped or disposed of any Hazardous Substances on, or beneath or adjacent to the Dayton Facility, the Grocery Facilities or the Acquired Assets, except in compliance with applicable Environmental Laws.

               (n)  Labor Matters.

          (i) Schedule 5.1-1 is a true, correct and complete list, as of the date shown thereon, of the Affected Employees and each such employee's department, hiring date and salary. Except as set forth on Schedule 5.1-2(A), there are no employment agreements, severance agreements or severance plans and policies with respect to the Affected Employees, and (B) there are no labor or employment disputes or claims involving any Affected Employees pending or, to Pathmark's or Plainbridge's knowledge, threatened against Pathmark or its Affiliates.

          (ii) Schedule 5.1-3 is a true, correct and complete list of each pension plan, fund or program (within the meaning of section 3(2) of ERISA) which is a "Multiemployer Pension Plan," as defined in section 3(37) of ERISA, maintained or contributed to or required to be contributed to by Pathmark or any ERISA Affiliate for the benefit of any Affected Employee (the "Multiemployer Pension Plans").

          (iii) No event has occurred with respect to any Affected Employees which could result in a "partial withdrawal" under section 4205 of ERISA with respect to any Multiemployer Pension Plan. Attached hereto as Schedule 5.1-4 is a schedule of contributions made by Pathmark and its ERISA Affiliates to each Multiemployer Pension Plan for the Operations for the most recent five (5) plan years. With respect to all Multiemployer Pension Plans, to the knowledge of Pathmark and Plainbridge, the aggregate withdrawal liability of Pathmark and its ERISA Affiliates, computed as if a complete withdrawal by Pathmark and the ERISA Affiliates with respect to the Operations had occurred under each such Multiemployer Pension Plan on the date hereof, would not exceed $16,000,000.00.

          Section 5.2 Representations and Warranties of Purchasers. Each Purchaser represents and warrants to Pathmark and Plainbridge, jointly and severally, as follows:

               (a) Organization; Standing. C&S is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. CSWG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Woodbridge is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (b) Authority; Binding Effect. Each of Purchasers has the requisite corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate or company action on the part of Purchasers, and no other corporate or company action or proceeding on the part of Purchasers is required to authorize the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement. This Agreement has been duly executed and delivered by Purchasers and is the valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms.

               (c) No Consent Required. No consent of any Governmental Authority or regulatory agency or any other person or entity is required in connection with the execution, delivery, and performance by Purchasers of this Agreement or the consummation by Purchasers of the transactions contemplated hereby, other than pursuant to the HSR Act.

               (d) Absence of Conflicting Agreements. The execution and delivery by Purchasers of this Agreement does not, and the performance by Purchasers of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or by-laws or other organizational document, in each case as currently in effect, of Purchasers, (ii) conflict with or violate any law applicable to Purchasers or by or to which Purchasers are bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any note, bond, mortgage, indenture, contract, agreement, arrangement, commitment, lease, license, permit, franchise or other instrument or obligation to which any Purchaser is a party or by or to which any Purchaser is bound or subject.

               (e) Litigation. There is no injunction or restraining order by any court of competent jurisdiction or Governmental Authority which prohibits the transactions contemplated by this Agreement.


                                      ARTICLE VI

                                   EMPLOYEE MATTERS

          Section 6.1  Responsibility for Employees.  Except as set forth in
Section 4.3 hereof with respect to Multiemployer Plan withdrawal liability and in the Assumed Collective Bargaining Agreements, Pathmark and Plainbridge, as applicable, shall retain all liability relative to any current or former employee of Pathmark and its Affiliates and all liability arising from, or relating to, any collective bargaining agreement, bonus, incentive, deferred compensation, insurance, severance, termination, retention, change of control, employment, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance, vacation, accrued but unpaid benefits, retiree benefit plan, program, agreement or arrangement, (including, without limitation, any "employee benefit plan" as defined in ERISA section 3(3)), sponsored, maintained, contributed to or required to be contributed to by Pathmark or any "ERISA Affiliate" for the benefit of any current or former employee of Pathmark or any of its Affiliates except that Woodbridge and C&S shall assume Pathmark's and Plainbridge's liability for accrued vacation, personal days and sick time for the respective Affected Employees hired by C&S or Woodbridge, and Pathmark and Plainbridge will pay to Purchasers at the Closing an amount equal to such accrued liability. To the extent that such payment is an estimated amount at Closing, it shall be paid as estimated at Closing and adjusted by the Parties within 30 days after Closing.

          Section 6.2 Offers of Employment. Woodbridge agrees that it will offer employment effective as of the Closing Date to all of the active Affected Employees who are covered by the Assumed Collective Bargaining Agreements and thereafter to offer employment to any inactive Affected Employee covered by the Assumed Collective Bargaining Agreements who seeks to return to active employment. Such offers of employment will be upon the terms set forth in the Assumed Collective Bargaining Agreements. C&S further agrees to review for possible employment effective as of the Closing Date all Affected Employees who are not covered by the Assumed Collective Bargaining Agreements. The decision whether to offer employment to Affected Employees not covered by the Assumed Collective Bargaining Agreements shall be in the sole discretion of C&S. C&S agrees, however, that employment offers by it to Affected Employees not covered by the Assumed Collective Bargaining Agreements will be on terms that are substantially similar in the aggregate to the terms of employment for such Affected Employees as presently in effect with Pathmark or Plainbridge. C&S and Woodbridge agree that they will credit any Affected Employee hired by C&S or Woodbridge with service for Pathmark or Plainbridge and any predecessor for purposes of eligibility under all employment benefit plans and vesting under qualified retirement plans implemented or extended to Affected Employees by C&S or Woodbridge following the Closing Date, subject to the consent if required of any carrier, administrator, or other third party having effective control over extension of coverage under such plans. To the extent permitted under the terms of C&S' or Woodbridge's plans, C&S and Woodbridge agree to waive any pre-existing condition limitation and waiting period under C&S' or Woodbridge's group health plans. Pathmark and Plainbridge agree to provide C&S and Woodbridge with such records and information and access to employees as C&S or Woodbridge may reasonably request in order to carry out its obligations under this Section 6.2 and to facilitate the transition of former employees of Pathmark and Plainbridge into employee benefit plans of C&S or Woodbridge. C&S shall provide to Pathmark and Plainbridge, prior to the Closing Date, a list of all Affected Employees not covered by the Assumed Collective Bargaining Agreements to whom C&S intends to offer employment in accordance with this Agreement.

          Section 6.3 Union Matters. Prior to the Closing Date, Purchasers shall not (i) directly or indirectly engage in any negotiations concerning the Assumed Collective Bargaining Agreements or (ii) issue any announcements concerning the Affected Employees covered by an Assumed Collective Bargaining Agreement, or the Assumed Collective Bargaining Agreements or Purchasers' plans for the Acquired Facilities which, in each case, would reasonably be expected to disrupt in any manner the relationship between Pathmark or Plainbridge and any of their respective employees, without the prior written approval of Pathmark.


                                     ARTICLE VII

                                CONDITIONS TO CLOSING

          Section 7.1 Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived, to the extent permitted by applicable law, in whole or in part by Purchasers):

               (a) Accuracy of Representations and Warranties. The representations and warranties of Pathmark and Plainbridge set forth in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent such representations and warranties relate to an earlier date, at and as of the Closing Date as though made on such date.

               (b) Performance of Covenants. Each of Pathmark and Plainbridge shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this

Agreement to be performed or complied with by it at or prior to the Closing.

               (c) No Litigation. No claim, suit, action, proceeding, investigation or inquiry shall be threatened by any Governmental Authority, pending by or before any court of competent jurisdiction or Governmental Authority in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is reasonably likely to affect materially the value or utility of the Acquired Assets; provided, however, that the Parties hereby agree that no condemnation proceeding shall be deemed to "affect materially the value or utility" of any of the Acquired Facilities unless that proceeding seeks to condemn: (i) any portion of the land on which any material Improvement is located; or (ii) any land within such proximity to any material Improvement such that the taking of such land shall deny reasonable access to such material Improvement for the conduct of business as a whole thereat; or (iii) all reasonable means of vehicular access to any of the Acquired Facilities for the conduct of business as a whole thereat; or (iv) the land on which more than fifteen percent (15%) of the vehicular parking area is located.

               (d)  Consents to Assignment of Certain Contracts.
Notwithstanding any provision hereof to the contrary, Pathmark and Plainbridge shall have obtained and delivered to Woodbridge and CSWG all consents necessary to assign the Assumed Contracts (except to the extent good title, free and clear of all Liens, is delivered with respect to any equipment covered by the applicable Assumed Contract) in form and substance reasonably satisfactory to Woodbridge and CSWG, or the third parties to any Assumed Contracts requiring such consent shall have agreed in writing to terminate such Assumed Contracts (without penalty to CSWG or Woodbridge) and shall have entered into a substantially similar agreement with CSWG or Woodbridge, each of which shall be in full force and effect and the valid and binding obligation of each party thereto.

               (e) Related Agreements. Purchasers (to the extent a party thereto) and Pathmark shall have entered into each and every one of the Related Agreements (except for any Related Agreement for which a third party consent was required but not obtained) and the Related Agreements shall be in full force and effect and shall have become effective in accordance with their terms.

               (f) HSR Act. Any applicable waiting period under the HSR Act in connection with the transactions contemplated by this Agreement shall have expired or been terminated.

               (g) Title Insurance. Title to the Woodbridge Facility shall at closing be good and marketable and insurable as such under an A.L.T.A. Owner's Title Policy by First American Title Insurance Company of New York or another reputable title insurance company selected by Purchasers (the "Title Company") at regular rates, free and clear of all Liens and without exceptions, disclaimers of liability or objections except Permitted Encumbrances and any matters which the Title Company has committed to insure over or omit. As a condition to closing the Title Company shall insure the Woodbridge Facility under the terms described above.

               (h) Environmental Reports. The environmental studies performed against each of the Acquired Facilities for or on behalf of Purchasers shall not have revealed any Environmental Condition that in the reasonable opinion of Purchasers imposes significant risk of material liability to Purchasers (taking into account Pathmark's and Plainbridge's indemnification and remediation obligations hereunder), including the effect of such Environmental Condition on C&S's ability to carry out its obligations under the Supply Agreement. Purchasers agree to use their best efforts to complete such environmental studies as soon as practicable and, in any event, within 90 days of the date hereof. Purchasers further agree to notify Pathmark of any Environmental Condition that would cause this condition not to be met within 15 days of the completion of all environmental studies at a Facility relating to Environmental Conditions at such Facility and that if such notice is not timely provided by Purchasers, Purchasers shall be deemed to have waived this condition with respect to that Facility.

               (i) Engineering Studies. Purchasers shall have received engineering reports and studies as to the structural condition of the Improvements at each of the Acquired Facilities, which reports shall be reasonably satisfactory to Purchasers. Purchasers agree to complete such engineering studies within thirty (30) days of the date hereof. If Purchasers shall not have given written notice to Pathmark within 45 days of the date hereof (along with copies of all reports) specifying the extent to which the structural condition of the Improvements is unacceptable to Purchasers, Purchasers shall be deemed to have waived this condition. Pathmark shall have 30 days from its receipt of Purchasers' notice to notify Purchasers whether Pathmark elects to make the required repairs. If Pathmark will not make such repairs, Purchasers may terminate this Agreement with respect to the affected Acquired Facility by delivering written notice to that effect to Pathmark within 15 days of Pathmark's notice to Purchasers that Pathmark would not make the required repairs. If Purchasers do not give a timely termination notice, the Parties shall proceed to Closing (with no obligation on Pathmark or Plainbridge to repair any structural defects) without any adjustment to the Purchase Price.

               (j) Estoppel and Consents. Purchasers shall have received (a) such estoppel certificates as are required under Section 8.2(f) hereof from the landlords under the Assigned Leases, dated within thirty (30) days of the Closing, and (b) a written consent to assignment from the landlord under the Assigned Leases, as the same may be required under the terms of the Assigned Leases;

               (k) Certificates of Occupancy. Purchasers shall have received from Plainbridge copies of all current certificates of occupancy for the Woodbridge Facility.

               (l) ISRA Compliance. Pathmark or Plainbridge shall have delivered to Purchasers a Non-

Applicability Letter with respect to the Woodbridge Facility or evidence of compliance as described in Section 9.8 hereof.

               (m) Subdivision Approval. Purchasers shall have received from Plainbridge reasonably sufficient evidence that all necessary governmental approvals to subdivide the Woodbridge Facility from and out of the larger tax lot of which it is currently a part (the remaining portion of such tax lot to be referred to herein as the "Retained Acreage" and is described on Exhibit E annexed hereto) have been granted; provided, however, that in the event this condition is not fulfilled, Purchasers shall waive such condition to Closing and at the Closing Plainbridge will convey the Retained Acreage to CSWG, at no increase in Purchase Price, and subject to any and all Liens, and provided that once such subdivision is properly and finally effected, CSWG will reconvey the Retained Acreage by quit-claim deed to Plainbridge (or as otherwise designated by Pathmark) at the sole cost and expense of Pathmark or Plainbridge, without representation or warranty of any kind on the part of CSWG, but free of all Liens created by CSWG.

          Section 7.2 Conditions to Obligations of Pathmark and Plainbridge. The obligations of Pathmark and Plainbridge to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived, to the extent permitted by applicable law, in whole or in part by Pathmark and Plainbridge):

               (a) Accuracy of Representations and Warranties. The material representations and warranties of Purchasers set forth in this Agreement shall be true and correct in all material respects as of the date hereof and, except to the extent such representations and warranties relate to an earlier date, as of the Closing as though made on such date.

               (b) Performance of Covenants. Purchasers shall have performed and complied in all material respects with all material agreements, obligations, cove-nants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

               (c) Related Agreements. Purchasers (to the extent a party thereto) and Pathmark shall have entered into each and every one of the Related Agreements (except for any Related Agreement for which a third party consent was required but not obtained) and such Related Agreements shall be in full force and effect and shall have become effective in accordance with their terms.

               (d) HSR Act. Any applicable waiting period under the HSR Act in connection with the transactions contemplated by this Agreement shall have expired or been terminated.

          Section 7.3 Condition to Both Parties Obligations. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be conditioned on the absence of any legal impediment to the transfer and sale or lease of the Woodbridge Facility by Plainbridge to CSWG.

                                     ARTICLE VIII

                                       CLOSING

          Section 8.1 The Closing. The closing (the "Closing") of the transactions contemplated hereby shall take place at Pathmark's executive offices on the Closing Date, or if the conditions to Closing set forth in
Article VII shall not have been fulfilled or, to the extent permitted by applicable law, waived by such date, as soon as practicable (but in no event less than five (5) business days) after such conditions shall have been fulfilled or satisfied, or on such other date or at such other time as the Parties may agree in writing.

          Section 8.2 Pathmark's and Plainbridge's Obligations. At the Closing, Pathmark or Plainbridge, as applicable, shall deliver or cause to be delivered to Purchasers the following:

               (a) All appropriate transfer documents including any bills of sale necessary to sell, transfer, assign, convey and deliver to Purchasers the Acquired Assets (other than the Woodbridge Facility), free and clear of any and all Liens;

               (b) A bargain and sale deed with covenants against grantor's acts sufficient to convey to CSWG title to the Woodbridge Facility, with such conveyance made subject only to the Permitted Encumbrances. The deed shall describe the property by metes and bounds using the description contained on Exhibit D hereto (or, if CSWG obtains an updated survey certified by the surveyor to Plainbridge, using the description contained in the updated survey);

               (c) An affidavit of title in such form as may be reasonably required by CSWG's title insurance company to allow such company to issue an owner's title insurance policy in favor of CSWG with respect to the Woodbridge Facility subject only to the Permitted Encumbrances;

               (d) An affidavit that Plainbridge is not a "foreign person" within the meaning of Section 1445(b)(2) of the Internal Revenue Code;

               (e) An Assignment of Lease Agreement substantially in the form annexed hereto as Exhibit I, for each of the Dayton Facility, the Brunswick Facility and the Banana Ripening Facility;

               (f) To the extent Pathmark or Plainbridge is able, using commercially reasonable efforts, to so obtain, an estoppel certificate from the landlord under the Assigned Leases certifying that each lease is in full force and effect and that there are no defaults thereunder or any conditions that with the passage of time would constitute a default thereunder, or an estoppel certificate in the form so provided for under any such Assigned Lease; provided, however, that in the event that Pathmark or Plainbridge is unable to deliver an estoppel for any of the Assigned Leases, Purchasers shall waive such condition to closing provided Pathmark indemnifies Pur-chasers against any loss, cost, liability or expense which Purchasers may incur as a result of the failure of Pathmark or Plainbridge to deliver such estoppel;

               (g) A written consent from each landlord under the Assigned Leases consenting to the assignment of such Leases as contemplated herein, to the extent such written consent is required under any such Assigned Lease;

               (h)  Appropriate receipts; and

               (i) All other documents and papers reasonably requested by Purchasers to effect the transactions contemplated hereby.

          Section 8.3 Purchasers' Obligations. At the Closing, Purchasers shall deliver to Pathmark and Plainbridge the following:

               (a)  The cash payments required by Section 3.1.

               (b) All other documents and papers requested by Pathmark or Plainbridge, including an assumption agreement with respect to the Assumed Liabilities, to effect the transactions contemplated hereby.


                                      ARTICLE IX

                            CERTAIN ADDITIONAL COVENANTS

          Section 9.1  Further Assurances.

               (a) At any time and from time to time, without further consideration, the Parties shall take all action and do all things as may reasonably be requested and shall each use their commercially reasonable best efforts in order to satisfy the conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all required consents of third parties and approvals of all requisite Governmental Authorities.

               (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, the transfer of the Acquired Assets free and clear of any Liens), each of the Parties will take such further action (including the execution and delivery of such further instructions and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under this Agreement).

          Section 9.2  Reasonable Access.   Until the Closing, Pathmark and
Plainbridge will cause their respective officers and employees to afford Purchasers and their representatives (including, without limitation, environmental consultants and engineers) with access to the Acquired Facilities, using consultants reasonably satisfactory to Pathmark and, in the case of the Brunswick Facility, the Dayton Facility, and the Banana Ripening Facility, satisfactory to the landlord under each of the Assigned Leases to the extent required, and a full opportunity to conduct environmental due diligence of the Acquired Facilities and to examine and inspect the Acquired Assets, by conducting such studies (Phase I studies for all Acquired Facilities and Phase II studies for the Woodbridge Facility and any other Acquired Facility if the Phase I study indicates that it is appropriate to conduct a Phase II study on such Acquired Facility and the landlord of such Acquired Facility consents to such a study) and taking such samples from the Woodbridge Facility as Purchasers and their representatives deem desirable. Purchasers agree that they will cause their environmental consultants and engineers to conduct their studies, examinations and inspections of the Acquired Facilities during normal business hours and in a manner designed to cause minimal interference to the operations conducted at the Acquired Facilities. In addition, Purchasers will use their best efforts to restore the Acquired Facilities to their pre-existing condition as a result of any damage (e.g. drilling of holes for environmental studies) caused by the studies or examinations conducted by Purchasers' environmental consultants and engineers.

          Section 9.3 Identification of Transferred Inventory. For purposes of establishing the initial amount to be paid by Purchasers to Pathmark on the Closing Date under Section 3.1(a)(i), Pathmark shall deliver to C&S on the Closing Date a preliminary inventory list (the "Preliminary Inventory") compiled by Pathmark in good faith listing that portion of Pathmark's inventory that, according to Pathmark's records, is available for transfer to C&S as the Transferred Inventory. Pursuant to the requirements of Section 3.1(b) hereof, Purchasers will pay to Pathmark on the Closing Date a sum equal to 95% of Pathmark's estimated Actual Cost of the Transferred Inventory listed on the Preliminary Inventory (the "Estimated Inventory Payment"). On the Saturday immediately following the Closing, Purchasers shall begin taking a physical inventory of the Transferred Inventory, which physical inventory shall be completed no later than the fifth day following the Closing Date. Pathmark shall have the right to be present when such physical inventory is performed. The written record of such physical inventory (the "Inventory List") shall exclude all inventory that fails to conform to the warranties set forth in Sections 5.1(c) and 5.1(f) and such written record shall value the items included in the Transferred Inventory at Actual Cost. No later than the seventh day following the Closing Date, the parties shall reconcile the Estimated Inventory Payment with the Actual Cost of the Transferred Inventory. To the extent that the Estimated Inventory Payment is greater than the Actual Cost of the Transferred Inventory, then Pathmark, shall pay such difference, so that, when added to the Estimated Inventory Payment, the Purchasers shall have paid the entire amount due to Pathmark pursuant to Section 3.1(a)(i). To the extent that the Estimated Inventory Payment is less than the Actual Cost of the Transferred Inventory, then C&S, shall pay such difference, so that, when added to the Estimated Inventory Payment, the Purchasers shall have paid the entire amount due to Pathmark pursuant to Section 3.1(a)(i).

          Section 9.4 Inventory Repurchase. Pathmark shall repurchase all of the Transferred Inventory from C&S within one hundred twenty (120) days of the Closing Date or, if shorter for any product in the Transferred

Inventory, the days remaining on the manufacturer's recommended shelf life for such product as of the Closing Date.

          Section 9.5  Injunctions/Orders.   In the event that any temporary,
interim or other non-final injunction, order or decree is issued by a court of competent jurisdiction which restrains, prohibits or limits consummation by any Party of the transactions contemplated hereby each Party shall use its reasonable best efforts to have such injunction, order or decree lifted, rescinded or revoked as soon as possible.

          Section 9.6 Conveyance Taxes. Notwithstanding any other provision of this Agreement to the contrary, all transfer, gross receipts, litter control, documentary, sales, use, gross receipts, stamp, registration and other such taxes incurred in connection with this Agreement (collectively, "Conveyance Taxes") shall be paid by Pathmark or Plainbridge on the Closing Date or as soon thereafter as necessary or required. Pathmark or Plainbridge shall file all necessary tax returns with respect to all such Conveyance Taxes, and, to the extent required by applicable law, the Purchasers will, and will cause its Affiliates to join in the execution of any such tax returns.

          Section 9.7  Apportionments and Prepaid Expenses.
               (a) All Tax assessments and utility charges with respect to the Woodbridge Facility shall be apportioned between Plainbridge and CSWG as set forth below:

          (i) Pathmark shall pay all Taxes assessed against each of the Acquired Facilities with respect to the period through and including the Closing Date. CSWG shall pay all Taxes assessed against each of the Acquired Facilities with respect to the period from and after the day following the Closing Date. Plainbridge shall pay to Purchasers at Closing its prorated share of any unpaid Taxes pertaining to the Woodbridge Facility with respect to the calendar year in which the Closing occurs and shall be responsible for any interest and penalties accrued at the time of Closing with respect to the period prior to the date of Closing. In the absence of any assessment establishing the tax payments due for the year in which the Closing occurs, for purposes of proration under this
Section 9.7(a), Taxes shall be calculated as one hundred percent (100%) of the most recent tax assessed valuation figures at the time of Closing. Upon receipt of an actual assessment for the Taxes due during the year of Closing, Plainbridge and CSWG will, if necessary, adjust the apportionment between them within thirty (30) days after Purchasers deliver to Plainbridge the actual assessment.

          (ii) All utility charges, including, without limitation, sewer and water charges (collectively, "Utility Charges") and all payments under any Assumed Contracts shall be prorated and apportioned as of the Closing Date, the period through and including the Closing Date being Plainbridge's responsibility and the period commencing on the day immediately following the Closing Date being CSWG's responsibility. Any undetermined or unbilled Utility Charges shall be apportioned as of the Closing Date on the basis of the most recent bill issued prior to Closing and CSWG, Pathmark and Plainbridge shall adjust the apportionment, if necessary, within thirty (30) days after CSWG submits to Plainbridge actual invoices for such charges.

               (b) (i) Pathmark or Plainbridge shall pay all base, minimum, fixed and additional rent ("Rent") due and payable under each of the Assigned Leases with respect to the period through and including the Closing Date. CSWG shall pay all Rent due and payable under each of the Assigned Leases with respect to the period from and after the day following the Closing Date. CSWG shall pay to Pathmark at the Closing its prorated share of any Rent paid by Pathmark or Plainbridge relating to the period after the Closing Date.

          (ii) To the extent any Rent referred to in subsection (b)(i) above is computed based on estimated amounts subject to adjustment at a later date, CSWG, Pathmark and Plainbridge agree that in the event such adjustment occurs after the date of Closing, if any amounts are determined to be owing to either Pathmark or Plainbridge by CSWG or to CSWG by either Pathmark or Plainbridge, then the party owing such amounts shall pay the same to the owed party within ten (10) days of written demand therefor by the party to which such amounts are owed.

          (iii) At the Closing, Pathmark or Plainbridge shall be entitled to an adjustment to the Purchase Price in connection with any security deposit paid by Pathmark or Plainbridge under any of the Assigned Leases.

               (c) Pathmark and Plainbridge covenant and agree that if there are any Liens of a fixed and ascertainable amount affecting the Woodbridge Facility as of the Closing Date, Plainbridge shall discharge and pay such Liens at the Closing or give Purchasers a credit against the Purchase Price in the amount necessary for Purchasers to discharge and pay such Liens.

          Section 9.8 ISRA Compliance. Prior to the Closing, Pathmark or Plainbridge, as the case may be, shall apply for a letter (the "Non-Applicability Letter") from the New Jersey Department of Environmental Protection ("NJDEP") confirming that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. ("ISRA") does not apply to the sale of the Woodbridge Facility or the assignment of the Assigned Leases contemplated by this Agreement. If the NJDEP determines that ISRA applies to any one of the Acquired Facilities, Pathmark or Plainbridge, as the case may be, shall endeavor to obtain from the NJDEP either an approved Negative Declaration or No Further Action Letter (the Non-Applicability Letter, Negative Declaration or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the "ISRA Clearance") with respect to that particular Acquired Facility which is subject to ISRA. If Pathmark or Plainbridge is unable to obtain ISRA Clearance by the date set for Closing, then, Pathmark or Plainbridge, as applicable, shall proceed to close by entering into a Remediation Agreement with NJDEP allowing the transaction to close prior to Pathmark's or Plainbridge's obtaining ISRA Clearance.

          Section 9.9 Dayton Facility Letter of Credit. The Parties agree to cooperate with each other to cause the landlord under the Dayton Facility Lease to eliminate Pathmark's obligation to maintain a letter of credit in favor of Summit Bank (the "Dayton Fee Mortgagee"). If the landlord and the Dayton Fee Mortgagee do not agree to such elimination, Pathmark agrees to keep such letter of credit in place and Purchasers agree to indemnify Pathmark if such letter of credit is drawn upon or is required to be honored as a result of C&S failing to perform its obligations under the Dayton Facility Lease.


                                      ARTICLE X

                                  INDEMNIFICATION

          Section 10.1  Survival.   The representations and warranties contained
in this Agreement (except for the representation contained in Section 5.1(e)(i)(A), which shall not survive the Closing) shall survive the Closing and continue in full force and effect for a period of one (1) year after the Closing, except that Section 5.1(m) (environmental protection) shall survive for four (4) years from the Closing and Section 5.1(n) (Labor Matters) shall survive for two (2) years from the Closing. Any claim for indemnity arising from a breach of a representation or warranty must be asserted by the close of business of the date the survival period terminates in order to be valid. If, prior to the close of business on the date the survival period terminates with respect to any representation or warranty, Pathmark or Plainbridge on the one hand, or Purchasers, on the other hand, shall have notified the other of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, then such representation or warranty that is the basis for such claim shall continue to survive as to that claim and shall remain a basis for indemnity until such claim is finally resolved. All of the covenants of the Parties set forth in this Agreement shall survive the Closing and continue in full force and effect according to their respective terms.

          Section 10.2  Indemnification Provisions for Benefit of Purchasers.

               (a) Subject to and in accordance with the terms of this Article X, from and after the Closing Date, Pathmark and Plainbridge, jointly and severally, shall indemnify, hold harmless and defend Purchasers and their Affiliates, and their respective directors, employees, and agents (individually, a "Purchaser Indemnitee" and, collectively, the "Purchasers Indemnitees"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including interest and penalties and reasonable expenses of investigation and attorney's fees) (collectively, "Losses") to the extent arising, directly or indirectly, out of:
(i) any breach of any representation or warranty of Pathmark or Plainbridge contained in this Agreement; (ii) any breach of any covenant of Pathmark or Plainbridge set forth in this Agreement; (iii) except for matters relating to any Environmental Condition, which are covered by the indemnification provided for in Section 10.2(b) hereof, any failure of Pathmark or Plainbridge to pay, perform or discharge the Excluded Liabilities or any other liabilities or obligations of Pathmark (other than the Assumed Liabilities and liabilities expressly assumed by any Purchaser in Sections 4.3 and 6.1 hereof); (iv) any Multiemployer Pension Plan withdrawal liability as provided in the Supply Agreement; (v) except for matters relating to any Environmental Condition, which are covered by the indemnification provided for in Section 10.2(b) hereof, directly or indirectly, the ownership or operation of the Acquired Assets prior to the Closing (other than the Assumed Liabilities and liabilities expressly assumed by Purchaser in Sections 4.3 and 6.1 hereof); (vi) the amount that any Loss that relates to, arises out of or is with respect to an Assumed Liability in a fixed amount that exceeds the amount set forth on Exhibit A opposite such Assumed Liability; and (vii) Incremental Facility Use Expenses. No indemnification by Pathmark pursuant to clause (i) above shall be made unless the aggregate amount of Losses incurred by the Purchasers Indemnitees exceeds $50,000, and in such event, indemnification shall be made by Pathmark for the full amount of such Losses. In addi-tion, in no event shall Pathmark's obligation to so indemnify the Purchasers Indemnitees exceed the Purchase Price. Purchasers shall have the right to (x) set-off against the payment of the Purchase Price any Losses incurred which are subject to an undisputed claim for indemnification under clause (i), (ii), (iii) or (vi) of this Section 10.2(a), and (y) place into a separate escrow account (which shall be identified to Pathmark), pursuant to a mutually agreed upon escrow agreement (which shall provide that interest on the escrowed amount shall be payable to the prevailing party), and withhold from the payment of the Purchase Price, the amount of any disputed claim for indemnification under clauses (i), (ii), (iii) or (vi) of this Section 10.2.

               (b) Notwithstanding anything to the contrary contained herein and in addition to the indemnification set forth in Section 10.2(a) above, from and after the Closing Date, Pathmark and Plainbridge, as applicable, shall indemnify, hold harmless and defend the Purchasers Indemnitees from and against all Losses arising, directly or indirectly, out of: (i) any condition, circumstances, activity, practice or incident (on-site or off-site) related to or in connection with the Acquired Facilities (or any off-site location relating to the business conducted at the Acquired Facilities) which forms or is reasonably likely to form the basis of any claim, action, suit, expense or liability under any Environmental Law (an "Environmental Condition") discovered by Purchasers during its due diligence investigation of the Acquired Facilities and with respect to which Purchasers delivered written notice to Pathmark prior to the Closing; and (ii) any other Environmental Condition that existed on the Closing Date at the Acquired Facilities (or any off-site location relating to the business conducted at the Acquired Facilities) so long as (x) the Environmental Condition existed on or prior to the Closing Date and (y) Purchasers assert a claim for indemnification for such Environmental Condition prior to the fourth anniversary of the Closing Date. Pathmark's and Plainbridge's indemnification obligations in this Section 10.2(b) shall include remediating, at their sole cost and expense, any Environmental Condition for which indemnification is granted under this Section 10.2(b), subject, however, to the limitations and conditions specified in Sections 10.2(c) through
(i) below. Purchasers hereby agree to indemnify, defend and hold Pathmark and Plainbridge harmless from any liability associated with an Environmental Condition caused by Purchasers after the Closing Date.

               (c)  Pathmark's and Plainbridge's indemnity obligations under
Section 10.2(b) for Environmental Conditions which Purchasers discover after the Closing Date shall be limited to Environmental Conditions neither Purchasers nor any of their Affiliates actively sought out. Purchasers shall be deemed not to have "actively sought out" an Environmental Condition where: (i) such Environmental Condition is discovered as a result of any claim, demand, investigation or inquiry made against Purchasers or any Purchaser Indemnitee by any Governmental Authority or other third Person for any Environmental Condition (so long as such claim, demand, investigation or inquiry was not requested or otherwise encouraged by Purchasers or any of their Affiliates); and (ii) such Environmental Condition was discovered in the ordinary course of Purchasers' operation of the Acquired Facilities, including in the course of any maintenance, alteration, construction, expansion or renovation of any Improvement undertaken by Purchasers.

               (d) Pathmark's and Plainbridge's indemnity obligations for remediation at any Acquired Facility shall be limited to such remediation or other action as would be or is required by appropriate regulatory authorities under applicable Environmental Laws. Once an Environmental Condition for which Pathmark or Plainbridge have indemnification obligations under Section 10.2(b) has been remediated to the levels required under applicable Environmental Laws, Pathmark and Plainbridge shall have no further indemnification obligations with respect to that Environmental Condition.

               (e) If an Environmental Condition for which Pathmark or Plainbridge has liability in accordance with Section 10.2(b) arises from occurrences that take place both before and after the Closing Date and to which both Pathmark/Plainbridge and Purchasers (or their re-spective Affiliates) have contributed, liability shall be apportioned between Pathmark and Plainbridge, on the one hand, and Purchasers, on the other hand, on the basis of the relative degrees of contribution to the Environmental Condition on the part of Pathmark/Plainbridge and Purchasers.

               (f) For so long as Pathmark's and Plainbridge's indemnification with respect to Environmental Conditions shall be in effect, Pathmark, Plainbridge and Purchasers shall each provide to the others a copy of any material information or report that is obtained with regard to any matter for which there is an indemnification liability for Pathmark or Plainbridge.

               (g) Purchasers shall afford Pathmark and Plainbridge, and their respective employees, consultants and contractors, reasonable access to the Acquired Facilities and the right to investigate and remediate the Acquired Facilities and inspect and copy all relevant documents and records relating to any Environmental Conditions for which Pathmark or Plainbridge has responsibility. The following conditions and agreements shall apply with respect to the foregoing: (i) no entry or investigation upon such Acquired Facilities shall be made by Pathmark or Plainbridge except upon reasonable prior notice to Purchasers, and all consultants and contractors utilized shall be reasonably acceptable to Purchasers; (ii) all testing and work plans proposed by Pathmark or Plainbridge shall be reasonably satisfactory to Purchasers; (iii) Purchasers shall be entitled to require that any persons entering upon such Acquired Facilities shall be accompanied by a representative of Purchasers; (iv) testing and remediation activities shall be conducted so as to minimize to the extent reasonably practicable any interference with Purchasers' business; (v) any samples taken shall be split between Purchasers' and Pathmark's/Plainbridge's representatives if so requested by Purchasers; (vi) Pathmark or Plainbridge, or Purchasers, as applicable, shall provide to the others a copy of any report or other written information delivered to Pathmark or Plainbridge, or Purchasers, as the case may be, by any Governmental Authority with regard to any investigations or other activities of such Governmental

Authority upon the Acquired Facilities; (vii) Purchasers shall provide reasonable accommodations in their operations to facilitate any testing or remediation undertaken by Pathmark or Plainbridge; and (viii) to the extent the condition of any property of Purchasers is disturbed in any material respect as a result of any such activities, Pathmark or Plainbridge shall, at their sole cost and expense, cause the property to be restored to substantially its condition prior to the occurrence of such activities.

               (h) Neither Pathmark nor Plainbridge shall be required to remediate any Environmental Condition at any leased Acquired Facility except to the extent permitted under the terms of the Assigned Lease or consented to by the landlord under such Assigned Lease.

               (i) Pathmark and Plainbridge agree that any such remediation efforts contemplated by the terms of this Section 10.2 shall be commenced, if reasonably possible, prior to the Closing Date.

          Section 10.3 Indemnification Provisions for Benefit of Pathmark. Subject to and in accordance with the terms of this Article X, from and after the Closing Date, Purchasers, jointly and severally, shall indemnify, hold harmless and defend Pathmark and its Affiliates, and their respective officers, directors, employees, and agents (individually, a "Pathmark Indemnitee" and, collectively, the "Pathmark Indemnitees") from and against all Losses to the extent arising out of or related to: (i) any breach of any representation or warranty of Purchasers contained in this Agreement; (ii) any breach of any covenant of Purchasers set forth in this Agreement; (iii) any failure of Purchasers to pay, perform or discharge any of the Assumed Liabilities; or (iv) any Environmental Condition which is caused by Purchasers and arises after the date of the Closing.

          Section 10.4 Procedures Relating to Indemnification. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indem-nitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide Indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim promptly; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure. After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

               (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that if, under applicable standards of professional conduct (as advised by counsel to the indemnifying party), a conflict on any significant issue between the Indemnitee and the indemnifying party or between any two or more Indemnities exists in respect of such Third Party Claim, the indemnifying party shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in order to resolve such conflict. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention and the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgement or enter into any settlement (x) that provides for injunctive or other non-monetary relief affecting the Indemnitee or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent.

               (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any Indemnitee to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. Any notice pursuant to this Section 10.4 shall state, in conspicuous type, that if the indemnifying party does not dispute its liability to the Indemnitee with respect to the claim made in such notice (the

"Claim") by notice to the Indemnitee prior to the expiration of a 30-calendar-day period following the indemnifying party's receipt of the second notice of the Claim, the Claim shall be conclusively deemed a liability of the indemnifying party. If the Indemnitee has provided the indemnifying party two
(2) such notices not less than thirty (30) days apart and the indemnifying party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of the second such notice that the indemnifying party disputes its liability to the Indemnitee under this Agreement, the Claim shall be conclusively deemed a liability of the indemnifying party under this Agreement and the indemnifying party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of the Claim (or any portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to the Claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate resolution of the Claim and, if the Claim is not resolved through negotiations, such Indemnitee shall be free to pursue such remedies as may be available to it under applicable law.

          Section 10.5 Exclusive Remedy. The provisions of this Article X shall be considered the exclusive remedy with respect to the matters covered by this Article X (including any claim for a breach of representation or warranty or claim in respect of any Environmental Condition) and neither Party shall seek any other remedy or relief, except for a claim of fraud or any action or suit to enforce a Party's rights under this Agreement.


                                      ARTICLE XI

                                    TERMINATION

          Section 11.1 Termination. This Agreement may be terminated by giving written notice prior to the Closing as follows:

               (a)  by mutual written agreement of the Parties;

               (b) by Pathmark, Plainbridge or Purchasers, if there shall be any order that is final and nonappealable preventing the consummation of the transactions contemplated hereby and the Party seeking to terminate the Agreement pursuant to this Section 11.1(b) has complied in all respects with its obligations under Section 9.4 hereof;

               (c) by Purchasers, if Pathmark or any of its Affiliates shall have breached or violated in any material respect any of its covenants set forth in this Agreement, and such breach or violation shall not have been cured within ten (10) days (or such longer period as may be necessary to cure the same with due diligence) after written notice thereof has been given by Purchasers to Pathmark or if any of Pathmark's and Plainbridge's material representations and warranties made herein are not true in any material respects;

               (d) by Purchasers, as to any Acquired Facility, in the event any condition(s) to Closing set forth in Article VII hereof has not been met as to such Acquired Facility and Purchasers have not waived such unmet condition as to such Acquired Facility, provided that if Purchasers terminate this Agreement as to such affected Acquired Facility, that portion of the Purchase Price allocated to the affected Acquired Facility as set forth in Schedule 3.1(c), will be reduced accordingly and, provided, further that in the event that the affected Acquired Facility is the Woodbridge Facility, Purchasers and Pathmark shall use their best efforts to negotiate a lease of the Woodbridge Facility to CSWG, as provided in the last sentence of Section 13.8(a), and in the absence of reaching agreement, after good faith negotiations, on the terms of such lease, either Pathmark or Purchasers may terminate this Agreement; and

               (e) by Pathmark or Plainbridge if Purchasers or any of their Affiliates shall have breached or violated in any material respect any of its covenants set forth in this Agreement, and such breach or violation shall not have been cured within ten (10)days (or such longer period as may be necessary to cure the same with due diligence) after written notice thereof has been given by Pathmark to Purchasers or if any of Purchasers' material representations and warranties made herein are not true in any material respects.

          Section 11.2  Effect of Termination.   Except as set forth in this
Section 11.2, in the event of the termination of this Agreement pursuant to
Section 11.1 hereof, this Agreement shall forthwith become null and void, there shall be no liability on the part of any Party or any of their respective officers, directors, subsidiaries, Affiliates or associates to any other Party and all rights and obligations of any Party hereto shall cease; provided, however, that the foregoing shall not restrict or otherwise limit the liability of any Party arising out of or relating to such Party's willful breach of this Agreement. Without limiting the generality of the foregoing, the representations, warranties, covenants and agreements in this Agreement shall terminate at or upon the termination of this Agreement pursuant to Section 11.1 hereof, except that the agreements set forth in Section 13.2 hereof and those set forth in this Section 11.2 shall survive termination of this Agreement in accordance with their respective terms.


                                     ARTICLE XII

                              OPERATIONS PENDING CLOSING

          Section 12.1 Pending Operations. From and after the date hereof and continuing until Closing, Pathmark or Plainbridge, as the case may be, shall (i) continue to operate, maintain and manage the Dayton Facility, the Brunswick Facility, and the Banana Ripening Facility in accordance with the terms of the Assigned Leases, respectively, and, along with the Woodbridge Facility, consistent with past practices, and in accordance with the terms of this Agreement and (ii) operate the business conducted at the Facilities in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact its goodwill, keep available the services of its employees and preserve the goodwill and business relationships with its suppliers and others having business relationships with it at the Acquired Facilities. Further, during the aforesaid period, (i) Pathmark and Plainbridge shall not place any liens on or encumber the Acquired Facilities or the Acquired Assets or take any action which would cause either of them to be unable to perform under this Agreement; (ii) Pathmark and Plainbridge shall keep all permits and licenses required for the operations of the Acquired Facilities and the Acquired Assets and which are in Pathmark's or Plainbridge's name in full force and effect to the extent required by law; (iii) Pathmark and Plainbridge will not enter into any new service contract with respect to the Acquired Facilities and the Acquired Assets unless same shall be cancelable for any reason or no reason at all and without penalty by Pathmark or Plainbridge upon thirty (30) days notice or less; (iv) Pathmark or Plainbridge shall maintain all insurance policies now affecting the Acquired Facilities and the Acquired Assets (and which are presently maintained by Pathmark or Plainbridge) in full force and effect and pay all premiums and charges required thereunder provided that such policies remain available at commercially reasonable rates and provided further that Pathmark or Plainbridge may substitute the existing insurance policies with a substantially similar policy or policies including through another insurer of comparable rating; (v) Pathmark and Plainbridge shall pay all Liens that are now or may become attached to any of the Acquired Facilities and the Acquired Assets that are of a fixed and ascertainable amount;
(vi) Pathmark or Plainbridge shall not sell, lease, sublease, transfer, mortgage or pledge any of the Acquired Facilities and the Acquired Assets; and (vii) neither Pathmark or Plainbridge will amend, modify or terminate any of the Assigned Leases, and shall pay all amounts and perform all obligations under each such lease.

                                     ARTICLE XIII

                                    MISCELLANEOUS

          Section 13.1 Entire Agreement. This Agreement, together with the exhibits hereto, the Confidentiality Agreement dated January 24, 1997, and the documents referred to herein, including, without limitation, the Related Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings both written and oral, between the parties hereto with respect to the subject matter hereof.

          Section 13.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transaction contemplated hereby shall be borne by the Party incurring the same. The cost of the search, and examination fee and the insurance premium for any title insurance commitment or policy that Purchasers may elect to obtain for the Woodbridge Facility shall be paid solely by Purchasers.

          Section 13.3 No Recording of Agreement. Neither this Agreement nor any description of any of the transactions contemplated by this Agreement shall be recorded in the public records in any jurisdiction without the prior written consent of all Parties. Notwithstanding the foregoing: (i) the Parties may deliver copies of this Agreement (or descriptions of the transactions contemplated hereby) to any Governmental Authority the consent of which is required to consummate the transactions contemplated by this Agreement; and (ii) within thirty (30) days prior to the Closing, the Parties may file notices of settlement in the real estate records of Middlesex County, New Jersey with respect to the contemplated transfer of each of the Acquired Facilities to Purchasers.

          Section 13.4 Exclusive Jurisdiction. The Parties agree that the federal and state courts located within the State of New Jersey shall have the exclusive jurisdiction to resolve all disputes arising under or out of the interpretation or performance of this Agreement and the Related Agreements. Each Party hereto hereby consents to personal jurisdiction in all federal and state courts located in the State of New Jersey and waives any claim that such courts are inconvenient forums for the resolution of any disputes regarding the interpretation of this Agreement or the performance of the terms hereof.

          Section 13.5 Knowledge. Whenever in this Agreement the phrase "knowledge" or "best knowledge" or "known to" or words of similar import are used with respect to (x) Purchasers, such phrase is deemed to mean the actual knowledge, without independent investigation or inquiry, of the President, the Chief Financial Officer, in-house General Counsel, Treasurer and Secretary of Purchasers, and (y) Pathmark or Plainbridge, such phrase is deemed to mean the actual knowledge, without independent investigation or inquiry, of the following specified present officers of each of Pathmark and Plainbridge: President, Chief Financial Officer, General Counsel, General Counsel-Real Estate, Corporate Counsel, Litigation Counsel, Real Estate Counsel, Executive Vice President-Retail Services, Controller, Vice President-Retail Development, Treasurer, Vice President-Maintenance, Construction, Purchasing, and Vice President-Distribution and Vice President-Labor Relations.

          Section 13.6 Risk of Loss - Woodbridge Facility. Notwithstanding anything to the contrary in this Agreement, (i) should any casualty or damage other than ordinary wear and tear occur to the Woodbridge Facility between the time of execution of this Agreement and the Closing, or (ii) should any condemnation proceeding be instituted prior to the Closing against the Woodbridge Facility (each of the foregoing contingencies being referred to herein as a "Loss"), then Pathmark or Plainbridge shall reconstruct or repair the affected portion of the Woodbridge Facility to substantially the same condition of such Facility prior to the occurrence of such Loss, to the extent possible. At Closing Plainbridge or Pathmark shall assign to CSWG all insur-ance proceeds or condemnation awards received by it as a result of such Loss (except to the extent of any funds expended by Pathmark or Plainbridge to reconstruct or repair the Facility), and all rights to receive such insurance proceeds or condemnation awards by it (except to the extent of any funds expended by Pathmark or Plainbridge to reconstruct or repair the Facility), in order that Purchasers shall continue such repair and reconstruction of the Woodbridge Facility, provided that Pathmark and Plainbridge shall make a claim under their business interruption insurance covering the Woodbridge Facility as a result of such Loss and shall assign to Purchasers at Closing any and all proceeds received from Pathmark's or Plainbridge's business interruption insurance coverage (with respect to the period after Closing) and any and all rights Pathmark or Plainbridge may have to receive such proceeds (with respect to the period after Closing), in the event the Woodbridge Facility is damaged to the extent to give rise to such a claim.

          Section 13.7 Risk of Loss - Assigned Leases. In the event a Loss is suffered at the Dayton Facility, the Brunswick Facility, or the Banana Ripening Facility, Pathmark hereby agrees to allow C&S to direct which rights or remedies Pathmark shall exercise, if any, under its lease for such facility as a result of such Loss. In such case, Pathmark shall make a claim under its business interruption insurance covering the affected facility and shall assign to C&S at Closing any and all proceeds received from Pathmark's business interruption insurance coverage (with respect to the period after Closing) and any and all rights Pathmark may have to receive such proceeds (with respect to the period after Closing), in the event such facility is damaged to the extent to give rise to such a claim. If C&S has directed Pathmark to exercise any rights under the lease for such affected facility to rebuild or reconstruct the facility and not to terminate the lease, then Pathmark shall, at Closing, assign to Purchasers all insurance proceeds it has received (except to the extent of any funds expended by Pathmark or Plainbridge to reconstruct or repair the

Facility), and all rights to receive any future insurance proceeds (except to the extent of any funds expended by Pathmark or Plainbridge to reconstruct or repair the Facility), as a result of such Loss so that C&S may continue to repair and reconstruct such affected facility.

          Section 13.8  Environmental Remediation.

               (a) The Parties acknowledge the existence of an Environmental Condition relating to asbestos at the Woodbridge Facility and Pathmark agrees, at its sole cost and expense, to remediate such Environmental Condition (the "Woodbridge Remediation") subject to and in accordance with the terms of this
Section 13.8(a). Pathmark will, at its sole cost and expense, and at the earliest possible time after the date hereof, contract for and employ an environmental consultant (and, if necessary, an engineer and environmental contractor) reasonably acceptable to Purchasers who will develop and implement a remediation plan reasonably acceptable to Purchasers. Pathmark will commence the Woodbridge Remediation as soon as practicable hereafter (taking into account Pathmark's and Plainbridge's business operations at the Woodbridge Facility) and will use commercially reasonable efforts to complete such remediation prior to the Closing, or as shortly thereafter as reasonably possible. In the event the Woodbridge Remediation is not commenced prior to Closing, Purchasers will select to the extent not previously retained by Pathmark or Plainbridge, an environmental consultant (and, if necessary, an engineer and environmental contractor) reasonably acceptable to Pathmark, who will develop and implement a remediation plan for the Woodbridge Remediation which is reasonably acceptable to Pathmark (including the costs and methods thereof); Pathmark agrees to pay all costs and expenses of the Woodbridge Remediation. Following the Closing, the Parties will jointly supervise the Woodbridge Remediation and will work together to complete the Woodbridge Remediation in a cost efficient and timely manner. In the event the Woodbridge Remediation is not completed by the Closing, Pathmark agrees to pay Purchasers for all Incremental Facility Use Expenses incurred by Purchasers as a result of the Woodbridge Facility not being fully and completely available for use. Notwithstanding anything in this Agreement to the contrary, in the event the reasonably estimated cost of the Woodbridge Remediation exceeds $15,000,000, then Pathmark shall be under no obligation hereunder to convey the Woodbridge Facility and may instead, on the Closing Date, lease the Woodbridge Facility to CSWG for a 25 year term (with an option in favor of CSWG to purchase the Woodbridge Facility) on such terms and conditions as will effectuate as nearly as practicable the same economic result to Pathmark and Plainbridge as if Plainbridge had sold the Woodbridge Facility to CSWG on the Closing Date, which terms shall be negotiated in good faith by the Parties.

               (b) In the event any Environmental Condition (other than the Environmental Condition referred to in Section 13.8(a) above) is discovered during Purchasers' due diligence investigation, Purchasers shall send written notice of such Environmental Condition to Pathmark within a reasonable period of time after discovery thereof (but, in any event, prior to Closing) and Pathmark at its sole cost and expense shall undertake remediation efforts thereafter in accordance with Section 10.2(b). At Purchasers' option, Purchasers may elect instead to assume Pathmark's duty to remediate such Environmental Condition, in which case Purchasers shall be entitled to and shall receive a credit at Closing to the Purchase Price to be paid hereunder in an amount to be mutually agreed between the Parties prior to the Closing to cover the costs and expenses incurred by Purchasers in performing such remediation efforts.

          Section 13.9 No Brokers. Each Party represents and warrants to the other Party that it has not dealt with any person (including any real estate broker) in a way that would entitle such person to any broker's fee, finder's fee, commission or similar payment in connection with the execution and delivery of this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or any Related Agreement. Each Party hereby agrees to defend, indemnify and hold the other Parties harmless from any liabilities for brokerage commissions or similar payments that are determined to be due as a result of the dealings of the indemnifying Party with such other persons.

          Section 13.10 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of Pathmark, Plainbridge and C&S, Woodbridge and CSWG.

          Section 13.11 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.9)


          (i)  If to Pathmark or Plainbridge:

               James Donald
               Chairman, Chief Executive Officer and President
               Pathmark Stores, Inc.
               200 Milik Street
               Carteret, NJ 07008
               Telephone: (732) 499-3535
               Facsimile: (732) 499-3100

               with a copy under separate cover to:

               Marc Strassler, Esq.
               Vice President and General Counsel
               Pathmark Stores, Inc.
               200 Milik Street
               Carteret, NJ  07008
               Telephone: (732) 499-3930
               Facsimile: (732) 499-3460

          (ii) If to Purchasers:

               Richard B. Cohen
               President and Chief Executive Officer
               C&S Wholesale Grocers, Inc.
               Old Ferry Road
               Brattleboro, VT  05301
               Telephone: (802) 257-6700
               Facsimile: (802) 257-6620

               with a copy under separate cover to:

               Mark Gross, Esq.
               Senior Vice President and General Counsel
               C&S Wholesale Grocers, Inc.
               Old Ferry Road
               Brattleboro, VT  05301
               Telephone: (802) 257-6025
               Facsimile: (802) 257-6857

          Section 13.12  Binding Effect; Assignment.

          (a) This Agreement shall be binding upon and inure to the benefit of Pathmark, Plainbridge and Purchasers and their respective successors and assigns, but no rights, interest or obligation of either party herein may be assigned without the prior written consent of the other

          (b) Each Purchaser hereby guarantees the obligations of each other Purchaser hereunder and under the Related Agreements and any documents delivered pursuant to any of the foregoing (collectively, the "Purchasers' Obligations"). This guaranty by each Purchaser is a primary obligation of each Purchaser and shall be a continuing, irrevocable guaranty and shall remain in full force and effect until all of the Purchasers' Obligations have been fully and indefeasibly paid and performed except as provided for in Section 13.12(d) below. This is a guaranty of performance of the Purchasers' Obligations and not merely of the collectibility thereof. Purchasers hereby agree that the guaranties hereunder shall continue in full force and shall not be released or affected by reason of any of the following actions, whether taken with or without the knowledge of Purchasers: (i) the release of, or failure to proceed against, any collateral that may at any time secure any of the Purchasers' Obligations; (ii) any delay in exercising any rights, or taking any action to collect or enforce the payment or performance of any of the Purchasers' Obligations, either as against a Purchaser or any other person primarily or secondarily liable with such Purchaser; (iii) the release of any Purchaser, any other guarantor or other party, settlement with such guarantor or other party or the revocation or impairment of any guaranty with respect to any Purchaser, other guarantor or other party; and (iv) the illegality, invalidity or unenforceability of all or any part of the Purchasers' Obligations or of any security therefor or guaranty thereof.

          (c) Each of Pathmark and Plainbridge hereby guarantees the obligations of each other hereunder and under the Related Agreements and any documents delivered pursuant to any of the foregoing (collectively, the "Sellers' Obligations"). This guaranty by each of Pathmark and Plainbridge is a primary obligation of each of Pathmark and Plainbridge and shall be a continuing, irrevocable guaranty and shall remain in full force and effect until all of the Sellers' Obligations have been fully and indefeasibly paid and performed. This is a guaranty of performance of the Sellers' Obligations and not merely of the collectibility thereof. Pathmark and Plainbridge hereby agree that the guaranties hereunder shall continue in full force and shall not be released or affected by reason of any of the following actions, whether taken with or without the knowledge of either Pathmark or Plainbridge: (i) the release of, or failure to proceed against, any collateral that may at any time secure any of the Sellers' Obligations; (ii) any delay in exercising any rights, or taking any action to collect or enforce the payment or performance of any of the Sellers' Obligations, either as against either Pathmark or Plainbridge or any other person primarily or secondarily liable with either Pathmark or Plainbridge; (iii) the release of Pathmark, Plainbridge, any other guarantor or other party, settlement with such guarantor or other party or the revocation or impairment of any guaranty with respect to Pathmark, Plainbridge, any other guarantor or other party; and (iv) the illegality, invalidity or unenforceability of all or any part of the Sellers' Obligations or of any security therefor or guaranty thereof.

          (d) Pathmark and Plainbridge agree that upon the sale of all of the limited liability company interests of Woodbridge to a non-affiliate of Purchasers, any guaranty provided by Woodbridge hereunder shall terminate and shall be null and void and of no further force and effect. Pathmark and Plainbridge further agree that upon the sale of all of the limited liability company interests of CSWG to a non-affiliate of Purchasers, any guaranty provided by CSWG hereunder shall terminate and shall be null and void and of no further force and effect.

          Section 13.13 Counterparts. This Agreement may be executed in one or more counterparts, all by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 13.14 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon an other person any legal or equitable right, benefit or remedy of any nature whatsoever.

          Section 13.15  Severability.   If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any herein or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          Section 13.16  Headings.   The descriptive headings contained in this
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 13.17 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the principles of conflicts of laws thereof.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first set forth above.


                         PATHMARK STORES, INC.



                         By: /s/ RON MARSHALL
                            -------------------------------
                            Name:  Ron Marshall
                            Title: Executive Vice-President


                         PLAINBRIDGE, INC.



                         By: /s/ RON MARSHALL
                            -------------------------------
                            Name:  Ron Marshall
                            Title: Executive Vice-President


                         C & S WHOLESALE GROCERS, INC.



                         By: /s/ RICHARD B. COHEN
                            -------------------------------
                            Name:  Richard B. Cohen
                            Title: President


                         CSWG LLC



                         By: /s/ RICHARD B. COHEN
                            -------------------------------
                            Name:  Richard B. Cohen
                            Title: President


                         WOODBRIDGE LOGISTICS LLC



                         By: /s/ RICHARD B. COHEN
                            -------------------------------
                            Name:  Richard B. Cohen
                            Title: President

Exhibit A-1
and A-2             Assumed Contracts with corresponding amount of fixed Assumed
                    Liabilities

Exhibit B           List of Equipment to be Purchased at the Grocery Facilities

                    List of Leasehold Improvements at the Grocery Facilities

                    List of Equipment to be Purchased at the Dayton Facility

                    List of Leasehold Improvements to be Purchased at the Dayton Facility

Exhibit C           [Intentionally Omitted]

Exhibit D           Legal Description of Woodbridge Facility

Exhibit E           Legal Description of Retained Acreage

Exhibit F           Tax Bills and Statements for the Woodbridge Facility

Exhibit G-1         Brunswick Facility Lease

Exhibit G-2         Dayton Facility Lease

Exhibit G-3         Banana Ripening Facility Lease

Exhibit H           [Intentionally Omitted]

Exhibit I           Form of Assignment of Lease

Schedule 1.1(g)     Assumed Collective Bargaining Agreements

Schedule 2.1        Excluded Assets

Schedule 3.1(b)     Woodbridge Remediation

Schedule 3.1(c)     Allocation of Purchase Price

Schedule 5.1-1      Affected Employees (with department, hiring date and salary)

Schedule 5.1-2 Employment agreements, severance agreements and severance plans with respect to Affected Employees

Schedule 5.1-3      Multiemployer Pension Plan List

Schedule 5.1-4 Contributions made to each Multiemployer Pension Plan for the most recent 5 plan years